                                                                     Exhibit B-1

                              OPERATING AGREEMENT
                               -------------------

                  WHEREAS, FirstEnergy Corp. has formed a wholly-owned subsidiary, American Transmission Systems, Inc. ("ATSI") to own, plan, and operate Transmission Facilities transferred from The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and The Toledo Edison Company (FirstEnergy Operating Companies) and to become the Control Area Operator for the Transmission System;

                  WHEREAS, the FirstEnergy Operating Companies have delivered a Bill of Sale transferring ownership of their transmission facilities to ATSI;

                  WHEREAS, the FirstEnergy Operating Companies have entered into Ground Leases which provide for non-exclusive use of transmission rights-of-way by ATSI;

                  WHEREAS, the FirstEnergy Operating Companies and ATSI desire to enter into an Agreement providing for the planning, operation, and control of the Transmission System by ATSI;

                  THIS OPERATING AGREEMENT, including all appendices attached hereto (hereinafter "Agreement") is entered into by ATSI and the FirstEnergy Operating Companies, (Individually a "Party" and collectively the "Parties") transferring the ownership, planning, and operation of the FirstEnergy Transmission System to ATSI.

                                   ARTICLE ONE
                                   DEFINITIONS


1.       IN GENERAL
         ----------

         Unless the context otherwise specifies or requires, the following terms used in this Agreement, or in any appendix to this Agreement, shall have the meanings set forth below. Additional terms are defined in other provisions of this Agreement as needed.

         1.1 AGENCY AGREEMENT. The agreement appended hereto as Appendix C which allows ATSI to act as agent for the FirstEnergy Operating Companies to the extent necessary to provide transmission service to wholesale customers served at voltages below 69 kV over Distribution Facilities under the Transmission Tariff.

         1.2 CONTROL AREA OPERATOR. Means operating an electric power system or combinations of electric power systems to which a common automatic generation control scheme is applied in order to:

                  a. match, at all times, the power output of the generators within the electric power system(s) and capacity and energy purchased from or sold to entities outside or within the electric power system(s), in accordance with transmission service requests with the load within the electric power system(s);

                  b. maintain scheduled interchange with other Control Areas, within the limits of Good Utility Practice;

                  c. maintain the frequency of the electric power system(s) to NERC standards and provide emergency services in cooperation with the FirstEnergy Operating Companies and Good Utility Practice;

                  d. provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice; and

                  e. administer and implement all transmission reservations in accordance to the "Open Access Same Time Information System" (OASIS). Following FERC approval, ATSI will be the Control Area Operator for the FirstEnergy electric power system.


         1.3 DISTRIBUTION FACILITIES. All facilities with nominal voltages below 69 kV which are owned or operated by the FirstEnergy Operating Companies. Distribution Facilities include the 36, 34.5, 33 and 23 kv lines and associated facilities defined in Section 3.1.3 of this Agreement. Distribution

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facilities shall include the final circuit connection into substations, including substation facilities, providing transformation or connection to any wholesale or retail customer, regardless of the nominal voltage level. Distribution Facilities include all metering and related facilities necessary to serve such customers, including customer owned Distribution Facilities operated by the FirstEnergy Operating Companies and such other facilities defined in Appendix D.

         1.4 EFFECTIVE DATE. The Effective Date of this Agreement is the date that FERC approves the application of the FirstEnergy Operating Companies for transfer of ownership, operation, and control of Transmission Facilities to ATSI.

         1.5 FERC. The Federal Energy Regulatory Commission, or any successor agency.

         1.6 FIRSTENERGY OPERATING COMPANIES. Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company.

         1.7 GENERATION FACILITIES. Generating Facilities are facilities used for the production of electric energy and which are owned and operated by the FirstEnergy Operating Companies. The Generation Facilities are described in more detail in Appendix D.

         1.8 GOOD UTILITY PRACTICE. Any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be a range of acceptable practices, methods, or act generally accepted in the region.

         1.9 GRANDFATHERED TRANSMISSION AGREEMENTS. Grandfathered Transmission Agreements has the meaning given in Section 2.1.5 of this Agreement.

         1.10 REGULATORY AUTHORITY(IES). Regulatory Authority(ies) includes any federal, state, local or



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other governmental, regulatory or administrative agency having jurisdiction over the subject matter of this Agreement.

         1.11 TRANSFER DATE. The first business day following the Effective Date when ownership, operation, and control of Transmission Facilities is transferred to ATSI.

         1.12 TRANSMISSION FACILITIES. Transmission facilities of 69 kV nominal rating and above, all transformers where the nominal low-side voltage is 69 kV and above, the System Control Center facility and equipment, and such other facilities described in Appendix D, sold to, and owned by ATSI. The Transmission Facilities also include any other facilities built, purchased, leased, or otherwise acquired by ATSI in furtherance of its obligations under this Agreement, including any new metering necessary between ATSI and either the Distribution Facilities or Generation Facilities.

         1.13 TRANSMISSION TARIFF. The Transmission Tariff on file with the FERC under which ATSI will offer open access transmission service, or any successor tariff.

         1.14 TRANSMISSION SYSTEM. The Transmission Facilities owned, operated, and controlled by ATSI that are used to provide service under the Transmission Tariff.

         1.15 TRANSMISSION CUSTOMER. A Transmission Customer under the Transmission Tariff or any entity that is a party to a transaction under the Transmission Tariff. Transmission Customer includes the FirstEnergy Operating Companies.


                                   ARTICLE TWO
                     RIGHTS, POWERS, AND OBLIGATIONS OF ATSI


2.       PLANNING AND OPERATIONS.
         ------------------------

         2.1.1 PLANNING ACTIVITIES. ATSI shall plan the Transmission System in order to provide all Transmission Customers with efficient, reliable, and non-discriminatory transmission service under the Transmission Tariff. Such planning shall conform to applicable reliability requirements of the North


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American Electric Reliability Council (NERC), applicable regional reliability councils, or any successor organizations, and all applicable requirements of federal or state laws or Regulatory Authorities and any reliability procedures or guidelines adopted by ATSI. Such planning shall seek to minimize costs for both ATSI and Transmission Customers, consistent with Good Utility Practice and the reliability and other requirements set forth in this Agreement, but shall also include consideration of economic Transmission System expansion, whether by construction or acquisition of new Transmission Facilities. ATSI shall plan the Transmission System as provided in Appendix A to this Agreement.

         2.1.2 RELIABILITY. ATSI shall have responsibility for the reliability of the Transmission System.

         2.1.3 OPERATIONAL CONTROL. ATSI shall operate the Transmission System and the high side (69 kV or higher) devices of the Distribution Facilities as necessary to provide all Transmission Customers with efficient, reliable, and non-discriminatory transmission service under the Transmission Tariff. Such operation shall be exercised in accordance with Good Utility Practice and shall conform to applicable reliability requirements of the NERC, applicable regional reliability councils, or any successor organizations, and all applicable requirements of federal or state laws or Regulatory Authorities. ATSI shall establish reliability guidelines or procedures necessary to implement and comply with applicable reliability requirements. ATSI's operation of the Transmission System shall be in accordance with Appendix B to this Agreement.

         2.1.4 PERFORMANCE OF REGULATORY OBLIGATIONS. ATSI shall comply with transmission operation and planning obligations of the FirstEnergy Operating Companies imposed by federal or state laws or Regulatory Authorities, as of the Effective Date of this Agreement, including all transmission related obligations adopted by FERC in OHIO EDISON, ET AL., 81 FERC section 61,110 (1997), and license conditions imposed by the Nuclear Regulatory Commission or its predecessor, which can no longer be performed solely by the FirstEnergy Operating Companies following transfer of ownership and control of their Transmission Facilities to ATSI, until such time as such obligations are changed or revised to relieve the FirstEnergy Operating Companies or ATSI in whole or in part of such obligations.

         2.1.5 GRANDFATHERED TRANSMISSION AGREEMENTS. Where the FirstEnergy Operating Companies are responsible for providing transmission service under agreements or tariffs which were executed or effective prior to July 9, 1996 (Grandfathered Transmission Agreements), ATSI and the FirstEnergy Operating Companies will execute a network integration service agreement under the Transmission Tariff to ensure that the FirstEnergy Operating Companies' obligation to provide transmission service under the Grandfathered Transmission Agreements is satisfied. The load served pursuant to the Grandfathered Transmission Agreements will be included in the FirstEnergy Operating Companies' member load ratio calculation under the Transmission Tariff, and the FirstEnergy Operating Companies shall compensate ATSI for this service under the Transmission Tariff. The FirstEnergy Operating Companies will continue to bill customers served under Grandfathered Transmission Agreements in accordance with those agreements.

2.2 NON-DISCRIMINATORY TRANSMISSION SERVICE.

         2.2.1 TRANSMISSION. ATSI shall offer transmission service over the entire Transmission System, to all "Eligible Customers", as defined in the Transmission Tariff, including the FirstEnergy Operating Companies, on a non-discriminatory basis, pursuant to the Transmission Tariff and Agency Agreement attached hereto as Appendix C. ATSI shall be the Transmission Provider under the Transmission Tariff.

         2.2.2 PRICING. ATSI may propose to the FERC such pricing for transmission service as is necessary to fulfill its obligations under this Agreement and may propose to the FERC such changes in prices, pricing methods, terms, and conditions as are necessary to continue to fulfill such obligations.

         2.2.3 STANDARDS OF CONDUCT. ATSI, the FirstEnergy Operating Companies, their affiliates, and their directors, officers, employees, contractors, and agents shall adhere to the ATSI Standards of Conduct as approved by this Commission.


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

         2.2.4 OASIS. ATSI shall assume responsibility for the OASIS or successor system(s) currently maintained by FirstEnergy Operating Companies. The OASIS shall conform to the requirements for such systems as specified by the FERC in Order No. 889, FERC Stat. & Regs. Section 31,037 (1996), as amended by rehearing orders.

         2.2.5 ANCILLARY SERVICES. ATSI shall offer, as part of the Transmission Tariff, such ancillary services as are required by the FERC to be offered. ATSI shall obtain ancillary services on a least cost basis. ATSI may obtain ancillary services from the FirstEnergy Operating Companies or from such other generators as make these services available to ATSI at their FERC approved rates for these services consistent with ATSI's reliability responsibilities and other obligations under this Agreement. The FirstEnergy Operating Companies will continue to provide ancillary services to support transmission service using the Transmission System when requested by ATSI.

         2.2.6 INSPECTION AND AUDITING PROCEDURES. ATSI shall grant each of the FirstEnergy Operating Companies, its directors, officers, employees or agents, external auditors, and Regulatory Authorities having jurisdiction over ATSI, such access to ATSI's books and records as is necessary to verify compliance by ATSI with this Agreement and to audit and verify transactions under this Agreement. Such access shall be at reasonable times and under reasonable conditions. ATSI shall also comply with the reporting requirements of Regulatory Authorities having jurisdiction over ATSI with respect to the business aspects of its business operations, and shall maintain such accounting records and metering data as is necessary to perform its obligations under this Agreement.



                                  ARTICLE THREE


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                 RIGHTS, POWERS, AND OBLIGATIONS OF THE PARTIES


3.       CONSTRUCTION AND OPERATION OF THE PARTIES' FACILITIES
         -----------------------------------------------------

         3.1.1 OPERATION OF FIRSTENERGY OPERATING COMPANY FACILITIES. The FirstEnergy Operating Companies shall cooperate with ATSI, its directors, officers, employees, or agents, in performing its duty as Control Area Operator in operating high side (69 kV or higher) devices of the Distribution Facilities, redispatching Generation Facilities, providing reactive supply and voltage control from generation sources or other ancillary services, and curtailing load, when reasonably requested by ATSI, in accordance with the Transmission Tariff and Good Utility Practice. The FirstEnergy Operating Companies shall not operate their Generation and Distribution Facilities in a manner which unduly interferes with the provision of transmission service by ATSI.

         3.1.2 DISTRIBUTION FACILITIES USED FOR WHOLESALE SERVICES. ATSI will arrange for transmission service over the Distribution Facilities to wholesale customers served at voltages below 69 kV under the Transmission Tariff. ATSI will cooperate with the FirstEnergy Operating Companies to provide service over these Distribution Facilities to these wholesale customers at FERC approved rates as set forth in Appendix C.

         3.1.3 OPERATION OF CERTAIN DISTRIBUTION FACILITIES BY ATSI. For a period of no more than three years from the Effective Date, ATSI will operate, as agent for the FirstEnergy Operating Companies, 36, 34.5, 33 and 23 kV Distribution Facilities currently classified as "transmission" under the FERC Uniform System Accounts. The FirstEnergy Operating Companies will remain responsible for maintaining these facilities in accordance with Good Utility Practice. ATSI will be reimbursed by the FirstEnergy Operating Companies for its cost of operating these Distribution Facilities. Except as provided in Section 3.1.2, these 36, 34.5, 33 and 23 kV Distribution Facilities are not available for service under the Transmission Tariff. The FirstEnergy Operating Companies will assume responsibility for the operation of these Distribution Facilities at the earliest possible date that they can do so consistent with



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

Good Utility Practice. ATSI will cooperate with the FirstEnergy Operating Companies to facilitate the transfer of operational control.

         3.1.4 MAINTENANCE AND OPERATION SERVICES. ATSI is responsible for maintenance, and operation of the Transmission System and may employ persons and enter into agreements as necessary to perform these services. ATSI may contract with the FirstEnergy Operating Companies to perform these services. For a period of three years from the Effective Date, the FirstEnergy Operating Companies agree to perform the maintenance and operation services identified in a separate services agreement for ATSI in accordance with Good Utility Practice. This services agreement will continue from year to year thereafter unless terminated by either Party by written notice at least one year prior to the expiration of the annual term, or if this Agreement is terminated in accordance with Article
IV. The FirstEnergy Operating Companies shall coordinate performance of these services with ATSI as set forth in more detail in Appendix B to this Agreement.

         3.1.5    CONSTRUCTION.

                  A. ATSI is responsible for the design and construction of new Transmission Facilities where necessary or desirable to provide transmission service over the Transmission System, or in response to requests for transmission service under the Transmission Tariff. ATSI will acquire all land, licenses, or rights-of-way, necessary for such construction. ATSI may contract with the FirstEnergy Operating Companies for design, construction and related real estate services. For a period of three years from the Effective Date, the FirstEnergy Operating Companies agree to construct all new Transmission Facilities for ATSI as provided in a separate construction agreement. The construction agreement will continue from year to year thereafter unless terminated by either Party by written notice at least one year prior to expiration of the annual term, or if this Agreement is terminated in accordance with Article IV.

                  B. The FirstEnergy Operating Companies shall use due diligence to plan and construct Distribution Facilities necessary to provide adequate and reliable transmission service to wholesale customers served at voltages below 69 kV, or in response to requests for service under the Transmission Tariff.

                  C. All facilities constructed pursuant to this Agreement shall be subject to such siting, permitting, and environmental requirements as may be imposed by state, local, and federal laws and regulations, and subject to the approval of Regulatory Authorities . Construction of new facilities shall be performed in accordance with Good Utility Practice, industry standards, and any Regulatory Authorities. All new Transmission Facilities shall be owned by ATSI and all new Distribution Facilities shall be owned by the FirstEnergy Operating Companies.

         3.1.6 ACQUISITION. If ATSI constructs, leases, or otherwise acquires ownership or control of Transmission Facilities after the Transfer Date, such facilities shall become part of the Transmission System.

         3.1.7 PROVIDING INFORMATION. ATSI shall provide such information to the FirstEnergy Operating Companies as is necessary for them to perform their obligations under this Agreement or any Grandfathered Transmission Agreement, or to comply with requirements of Regulatory Authorities. All such information shall be submitted in accordance with Order No. 889. Information identified as confidential shall be treated as confidential to the extent permitted by law.

         3.1.8 FACILITIES ACCESS. ATSI shall allow the FirstEnergy Operating Companies, their directors, officers, employees, or agents such access to its Transmission Facilities as is necessary for the FirstEnergy Operating Companies to perform their obligations under this Agreement or to comply with the requirements of Regulatory Authorities. Such access shall be at reasonable times and under reasonable conditions.

3.2      ADDITIONAL OBLIGATIONS OF THE FIRSTENERGY OPERATING COMPANIES.

         3.2.1 PROVIDING INFORMATION. The FirstEnergy Operating Companies shall provide such information to ATSI as is necessary for it to perform its obligations under this Agreement, the

Transmission Tariff, and any service agreements thereunder, or to comply with the requirements of Regulatory Authorities. All such information shall be submitted in accordance with Order No. 889. Information identified as confidential shall be treated as confidential to the extent permitted by law.

3.2.2 FACILITIES ACCESS. The FirstEnergy Operating Companies shall allow ATSI, its directors, officers, employees, or agents, such access to their Distribution Facilities and Generation Facilities as is necessary for ATSI to perform its obligations under this Agreement, the Transmission Tariff, and any service agreements thereunder, or to comply with the requirements of Regulatory Authorities. Such access shall be at reasonable times and under reasonable conditions.

3.3.3 INSPECTION AND AUDITING PROCEDURES. The FirstEnergy Operating
Companies shall grant the FERC, ATSI, its directors, officers, employees, and agents, and each state regulatory authority having jurisdiction over the FirstEnergy Operating Companies, such access to books and records as is necessary for ATSI to perform its obligations under this Agreement, the Transmission Tariff, and any service agreements thereunder, to comply with the requirements of Regulatory Authorities, and to audit and verify transactions under this Agreement. Such access shall be at reasonable times and under reasonable conditions. The FirstEnergy Operating Companies shall comply with the reporting requirements of Regulatory Authorities having jurisdiction over the FirstEnergy Operating Companies with respect to the business aspects of their operations, and shall maintain such accounting records and metering data as is necessary to perform its obligations under this Agreement.

                                  ARTICLE FOUR
                              TERM AND TERMINATION


         4.1 The term of this Agreement shall commence on the Effective Date and the Agreement will remain in effect for an initial period of three years unless terminated earlier by the mutual consent of the Parties, or in accordance with
Section 4.2 below. After the initial three year term, this Agreement shall thereafter remain in effect from year to year unless terminated by either Party upon at least one year's



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written notice prior to the annual renewal date.

         4.2 In entering into this Agreement the Parties contemplate that ATSI will join a regional transmission organization (RTO) during the initial three-year term of the Agreement. In preparing for the implementation of a transfer of ownership, control or operation of the Transmission System through ATSI's participation in a RTO (or otherwise through the divestiture of ownership of ATSI by FirstEnergy Corp.), the Parties may desire to leave in place all or part of this Agreement for an interim period following the date of transfer or divestiture to permit permanent arrangements to be negotiated and made effective among the Parties and the RTO or new owner(s). Accordingly, upon consent of the Parties (which will not be unreasonably withheld), this Agreement may remain in place for an interim period following the date of transfer or divestiture of the Transmission System; provided, however, that if the transfer of ownership, control or operation of the Transmission System takes place through ATSI's participation in a RTO, ATSI must secure the consent of the RTO to permit any continued effectiveness of this Agreement past the date of transfer.

         4.3 The Parties' obligation to make any payments owing or due under this Agreement or to complete the construction of specific facilities agreed to prior to termination of this Agreement, shall survive the termination of this Agreement.


                                  ARTICLE FIVE
                              REGULATORY APPROVALS



5. REGULATORY AUTHORITIES. This Agreement is subject to acceptance or approval by the FERC and may be subject to the actions of Regulatory Authorities to which ATSI and the FirstEnergy Operating Companies may be subject and which may affect the ability of ATSI or the FirstEnergy Operating Companies to participate in this Agreement.



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

         5.1.1 In the event one or more of the Regulatory Authorities rejects, disapproves or refuses in whole or in part to accept this Agreement, then this Agreement shall cease to be effective.

         5.1.2 In the event one or more of the Regulatory Authorities by order imposes conditions on approval or acceptance of the Agreement which adversely affect either Party, the affected Party may, no later than thirty (30) days after the date of such order, withdraw from this Agreement.

         5.2 RENEGOTIATION. If any provision of this Agreement, or the application thereof to any person, entity, or circumstance, is held by a Regulatory Authority or court of competent jurisdiction to be invalid, void, or unenforceable, then the Parties shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative benefits and obligations of the Parties under this Agreement immediately prior to such holding. If such negotiations are unsuccessful, then the Parties may withdraw from this Agreement.


                                   ARTICLE SIX
                            MISCELLANEOUS PROVISIONS


         6.1 DESCRIPTIVE HEADINGS. The descriptive headings of Articles, Sections, Paragraphs, Subparagraphs, and other provisions of this Agreement have been inserted for convenience of reference only and shall not define, modify, restrict, construe, or otherwise affect the construction or interpretation of any of the provisions of this Agreement.

         6.2 GOVERNING LAW. This Agreement shall be interpreted, construed, and governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

         6.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, binding upon the FirstEnergy Operating Companies and ATSI.



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         6.4 NO IMPLIED WAIVERS. The failure of a Party to insist upon or enforce strict performance of any of the specific provisions of this Agreement at any time shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance, or as a waiver to any extent of any specific provision of this Agreement; rather the same shall be and remain in full force and effect.

         6.5 FURTHER ASSURANCES. Each Party agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions of this Agreement.

         6.6 DELIVERY OF NOTICES. Except as otherwise expressly provided herein, notices required under this Agreement shall be in writing and shall be sent to the FirstEnergy Operating Companies or ATSI by U.S. mail, overnight courier, hand delivery, telefacsimile, or other reliable electronic means. Any notice required under this Agreement shall be deemed to have been given either upon delivery, if by U.S. mail, overnight courier, or hand delivery, or upon confirmation, if given by telefacsimile or other reliable electronic means.

         6.7 ENTIRE AGREEMENT. This Agreement, including the appendices attached hereto, the Transmission Tariff, Service Agreements thereunder, the Agency Agreement, the Bill of Sale, Ground Lease, and other agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and no previous or contemporary oral or written representations, agreements, or understandings made by any director, officer, agent, or employee of the FirstEnergy Operating Companies or ATSI shall be binding on the other unless contained in this Agreement, including the appendices attached hereto, the Transmission Tariff, Service Agreements thereunder, the Agency Agreement, the Bill of Sale, Ground Lease, or other agreements referenced herein. No amendment, modification or change in this Agreement shall be valid and enforceable unless reduced



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

in writing and executed by the Parties.

         6.8 GOOD FAITH EFFORTS. Each Party agrees that it shall in good faith take all reasonable actions necessary to fulfill its obligations under this Agreement. Where the consent, agreement, or approval of any Party must be obtained hereunder, such consent, agreement, or approval shall not be unreasonably withheld, conditioned, or delayed. Where any Party is required or permitted to act, or omit to act, based on its opinion or judgment, such opinion or judgment shall not be unreasonably exercised. To the extent that the jurisdiction of any Regulatory Authorities applies to any part of this Agreement or the transactions or actions covered by this Agreement, each Party shall cooperate to secure any necessary or desirable approval or acceptance of such Regulatory Authorities of such part of this Agreement or such transactions or actions.

         6.9 THIRD-PARTY AGREEMENTS. This Agreement, including the appendices to this Agreement, the Transmission Tariff, the Service Agreements thereunder, the Agency Agreement, Bill of Sale, and the Ground Leases, and other agreements referenced herein, shall not be construed, interpreted or applied in such a manner as to cause the FirstEnergy Operating Companies to be in material breach, anticipatory or otherwise, of any agreement between the FirstEnergy Operating Companies and one or more third parties who are not Parties to this Agreement for the joint ownership, operation, or maintenance of any electrical facilities covered by this Agreement, the Transmission Tariff, or the Agency Agreement. A FirstEnergy Operating Company which has such a third-party joint agreement shall discuss with ATSI any material conflict between such third-party joint agreement and this Agreement, the Transmission Tariff, or the Agency Agreement raised by a third party to such joint agreement, and shall act in good faith to resolve such conflict in accordance with Good Utility Practice.


                  IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives



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

to execute and attest this Agreement, on their respective behalf, as of this ____ day of ____________, 199__.


-----------------------------------                  --------------------------------
         Signature                                           Signature

-----------------------------------                  --------------------------------
         Title of Signatory                                  Title of Signatory

ATSI TRANSMISSION SYSTEMS, INC.               THE FIRSTENERGY OPERATING
                                                     COMPANIES:
                                                     OHIO EDISON COMPANY
                                                     PENNSYLVANIA POWER COMPANY
                                                     THE CLEVELAND ELECTRIC ILLUMINATING CO.
                                                     THE TOLEDO EDISON COMPANY

                                   APPENDIX A
                                   ----------

                                 SYSTEM PLANNING


1.       OVERVIEW.
         ---------

                  This Appendix A describes the process to be used by ATSI in planning the Transmission System. Nothing in this Appendix is intended to restrict or expand existing federal or state laws.

                  ATSI has overall responsibility for planning the Transmission System to provide all Transmission Customers with efficient, reliable, and non-discriminatory transmission service, and has exclusive responsibility for planning the ATSI Transmission Facilities. ATSI will cooperate with all Transmission Customers to ensure that costs to both ATSI and Transmission Customers are minimized in the planning process. ATSI will also coordinate the planning of Transmission Customer owned facilities which affect operation of the Transmission System, or are necessary to provide service to wholesale customers, and shall review and comment on any plans developed by the Transmission Customer for these facilities. With respect to Distribution Facilities, ATSI shall have only that planning authority necessary to carry out its responsibilities under this Agreement and the Transmission Tariff. When performing System Impact and Facilities Studies as defined in the Transmission Tariff, ATSI shall treat Transmission Customer owned facilities on a comparable basis with ATSI's own facilities. ATSI shall make all determinations of Available Transmission Capability (ATC) over the Transmission System, including determinations involving the impact on Transmission Customer owned facilities of providing ATC.

2.       THE PLANNING PROCESS
         --------------------

         A.       NEW LOAD

                  1. FirstEnergy Operating Companies will be the point of contact for retail customers planning to increase existing load or to connect new load to either the Transmission System or to Distribution Facilities. The FirstEnergy Operating Companies shall inform ATSI of any new load proposed to connect directly to the Transmission System.

                  2. The FirstEnergy Operating Companies shall coordinate load and facility additions with ATSI for the planning of new Transmission Facilities. The FirstEnergy Operating Companies will be required to obtain the approval of ATSI before proceeding with any modifications or additions to the Transmission System. ATSI will be obligated to act on the proposals submitted by FirstEnergy Operating Companies in an expeditious manner, consistent with its obligation to serve the FirstEnergy Operating Companies' network loads under the Transmission Tariff.

                  3. Transmission Customers may contact ATSI directly with regard to initiating any transmission planning activities to accommodate increased loads or power transfers. ATSI will act on the proposals submitted by Transmission Customers in an expeditious manner, consistent with its obligation to serve the Transmission Customers' network loads under the Transmission Tariff.

         B.       NEW GENERATION

                  1. ATSI is responsible for connection of new generation synchronized to the Transmission System. The connection will be established through a joint process with the generator. ATSI will develop "Facility Connection Requirements" which will set out the minimum technical, design, reliability, protection and operational criteria which must be complied with by generators wishing to connect and synchronize generation to the Transmission System. This will include, but not be limited to the must run and black start requirements of the generator. ATSI will enter into the necessary agreements to permit the connection.

                  2. DISTRIBUTED GENERATION. The FirstEnergy Operating Companies are responsible for arrangements with retail customers who install generation which is connected to the Transmission System. The FirstEnergy Operating Companies will cooperate with the retail customers to develop procedures for the operation of such generation.

         C.       PLANNING RESPONSIBILITIES OF ATSI

         (1) ATSI will have ultimate decision-making responsibility for transmission planning, including the approval or rejection of any proposed modification or addition that significantly affects the capability of the Transmission System.

         (2) ATSI will have ultimate responsibility for planning the Transmission System to:

         (a) meet reliability standards (as defined by NERC, applicable regional reliability councils and any successor or other industry or reliability organizations) in a manner consistent with Good Utility Practice;

         (b) meet transmission requirements associated with the distributed load growth of the FirstEnergy Operating Companies and ATSI's Transmission Customers;

         (c) increase transfer capability on the Transmission System in response to congestion price signals, to relieve interregional constraints, and in response to requests for service; and

         (d)      minimize costs to ATSI and its Transmission Customers.

         (3) ATSI will develop the "Planning Criteria" for the Transmission System and will cooperate with the FirstEnergy Operating Companies and connected generators to determine the must run status of their units.

         (4) ATSI will conduct power flow and stability studies for the Transmission System, and will participate in joint studies with other control areas or reliability councils as necessary to ensure compliance with NERC and applicable regional planning criteria, including, but not limited to the following.

         (a)      ATSI will maintain transmission modeling information.

         (b) ATSI will maintain specific transmission line and equipment information to develop a database for determining the thermal ratings of circuits and transformers. This will include information such as transmission line plan and profile and transformer test data.

         (c) ATSI will be responsible for maintaining data necessary for a system short circuit database, relay setting database, and other information necessary for performing dynamic system studies and assessing system performance.

         (d) ATSI will be responsible for performing short circuit adequacy studies and providing verification of compliance or a schedule for planned facility replacements to achieve compliance.

         (e) The FirstEnergy Operating Companies will cooperate with ATSI in the preparation of geographic transmission maps, system one lines, design drawings, and substation schematic one lines of the Transmission Facilities for use by ATSI and submittal to various reliability and regulatory organizations. The materials so developed will be owned by ATSI.

         (5) Proposed Distribution Facilities or Transmission Customer owned facilities which will be configured in a manner that establish a parallel path with the Transmission System will require coordination of planning and operation with ATSI. Transmission Customers seeking to establish a parallel path with the Transmission System will provide the necessary data for review and resolution of potential operating problems.

D.       PLANNING RESPONSIBILITIES OF FIRSTENERGY OPERATING COMPANIES

                  (1)      The FirstEnergy Operating Companies will:

                  (a) Annually submit to ATSI a load forecast for all delivery points from the Transmission System. This includes transmission (retail) connected substations, FirstEnergy Operating Companies' distribution substations, and any delivery point to wholesale customers served under grandfathered transmission agreements.

                  (b) Submit on an annual basis, forecasts of the monthly peak demands for each delivery point for the next 10 years, together with corresponding projected power factors.

                  (c) Annually submit to ATSI planned facility (new delivery point) connections to the Transmission System for the next 10 years.

                  (2) All such information shall be used for planning purposes only and shall be kept confidential by ATSI to the extent permitted by law.

                  (3) The FirstEnergy Operating Companies are responsible for maintaining modeling data used by ATSI for dynamic stability and planning studies. The FirstEnergy Operating Companies will also maintain a schedule of planned generation maintenance outages, for a minimum of 5 years ahead, and submit this schedule together with forecasts of generator availability to ATSI biannually. Periodic unit tests will be required to verify reactive capability.

                  (4) Changes to Generation Facilities' equipment and operation, such as GSU tap settings, which could impact the available reactive capability of a generating unit, must be submitted to ATSI for approval. ATSI will specify generating unit voltage schedules when required for must run operation.

3.       DISTRIBUTION PLANNING

                  Except as provided above, the planning of all Transmission Customer owned transmission and distribution facilities shall be done by the Transmission Customer. Furthermore, the Transmission Customer, in carrying out their planning responsibilities to meet the reliability needs of all loads connected to the Transmission System may, as appropriate, develop and propose plans involving modifications or expansions to any Transmission Facilities which are part of the Transmission System. All such plans proposed by the Transmission Customers will be reviewed by ATSI, and may be incorporated into

Transmission System plan developed by ATSI if appropriate. ATSI will assist Transmission Customers, to the extent consistent with this Agreement and the Transmission Tariff, in satisfying the planning requirements of Regulatory Authorities.

                                   APPENDIX B
                                   ----------

                                SYSTEM OPERATIONS


1.       OPERATIONAL RESPONSIBILITIES.
         -----------------------------

     A. ATSI'S RESPONSIBILITIES. ATSI shall be responsible for the following operational functions:

         1. ATSI shall operate the Transmission System, the 36, 34.5, 33 and 23 kV Distribution Facilities, and will control the high side (69 kV or higher) devices of the Distribution Facilities necessary to the reliable operation of the Transmission System, and will be the Control Area Operator for the FirstEnergy System.

         2. ATSI shall review and approve, as appropriate, requests for transmission service, will schedule transmission transactions, and shall determine available transmission capability (hereinafter "ATC") under the Transmission Tariff.

         3. ATSI shall provide service over the Transmission System pursuant to the Transmission Tariff.

         4. ATSI shall be responsible for the security of the Transmission
System.

         5. ATSI shall offer ancillary services required to support transmission service under the Transmission Tariff.

         6. ATSI shall establish, in cooperation with Transmission Customers, the schedule for maintenance of all Transmission Facilities making up the Transmission System and shall coordinate with the FirstEnergy Operating Companies and other generation owners, as appropriate, the scheduling of maintenance on generation facilities connected to the Transmission System.

         7. ATSI shall be responsible for operations of the OASIS system in accordance with the Transmission Tariff.

         8. ATSI shall monitor and coordinate voltage levels that are the responsibility of control areas to maintain.

         9. ATSI will operate and maintain the reliability of the Transmission System in accordance with Good Utility Practice and applicable NERC, ECAR, and Regulatory Authorities. For purposes of this paragraph, Good Utility Practice means a standard of reliability which meets or succeeds the average CAIDI, SAIDI, SAIFI, or other commonly used reliability indices maintained in the industry, of FirstEnergy Transmission Facilities for the three years prior to the Transfer Date.

     B. THE FIRSTENERGY OPERATING COMPANIES' RESPONSIBILITIES. As described more fully below, the FirstEnergy Operating Companies shall have the following responsibilities:

         1. The FirstEnergy Operating Companies shall own, operate and maintain the Distribution and Generation Facilities in accordance with Good Utility Practice. Except as provided below, operation of the Distribution Facilities by ATSI shall be limited to the high side (69 kV or higher) devices of the Distribution Facilities where necessary to ensure reliable operation of the Transmission System.

         2. The FirstEnergy Operating Companies shall cooperate with ATSI to provide transmission service to wholesale customers served at voltages below 69 kV through their Distribution Facilities at the direction of ATSI pursuant to the terms of the Transmission Tariff.

         3. The FirstEnergy Operating Companies shall comply with the instructions of ATSI in its role as Control Area Operator.

         4. The FirstEnergy Operating Companies shall maintain Transmission Facilities included in the Transmission System under maintenance schedules approved by ATSI unless other arrangements are made in accordance with Section 3.I.B of the Agreement. The FirstEnergy Operating Companies shall coordinate maintenance on their Generation Facilities significantly affecting the capability or reliability of the Transmission System with ATSI. Maintenance of Transmission Facilities shall be performed in accordance with Good Utility Practice. For purposes of this paragraph, and for a period of three years from the Effective Date of this Agreement, "Good Utility Practice" shall include maintenance practices which meet or exceed the FirstEnergy's maintenance practices for Transmission Facilities in the three years prior to this Agreement.

                  5. The FirstEnergy Operating Companies shall offer to redispatch their Generation Facilities units in accordance with the Transmission Tariff, when feasible, subject to receiving appropriate compensation. The FirstEnergy Operating Companies shall submit and coordinate Generation Facility outage schedules with ATSI when such outages affect transmission capability or transmission reliability.

                  6. The FirstEnergy Operating Companies shall provide advance written notice, if possible, to ATSI before taking Distribution Facilities out of service if the outage will affect operation of the Transmission System.

II.      CONTROL OVER TRANSMISSION FACILITIES.
         -------------------------------------

         A.       ATSI CONTROL.

                  1. ATSI shall have operational control over the Transmission Facilities that make up the Transmission System. ATSI shall also have operational control over the 36, 34.5, 33 and 23 kV Distribution Facilities for a period of no more than three years from the Effective Date of this Agreement. ATSI will transfer operational control of these Distribution Facilities to the FirstEnergy Operating Companies at the earliest possible date that it can do so consistent with Good Utility Practice. ATSI will cooperate with the FirstEnergy Operating Companies to facilitate the transfer of operational control of these Distribution Facilities.

                  2. ATSI shall periodically review whether the Transmission Facilities under its operational control constitute all of the facilities necessary to provide reliable transmission service contemplated under the Agreement and the Transmission Tariff.

                  3. ATSI shall, in consultation with the FirstEnergy Operating Companies, develop, and then revise from time-to-time as appropriate, operating procedures for its exercise of operational control over the Transmission System, the 36, 34.5, 33, and 23 kV Distribution Facilities, the high side (69 kV or higher) devices of the Distribution Facilities, and those Distribution Facilities used to serve wholesale customers at voltages below 69 kV (hereinafter "Operating Procedures"). The Operating Procedures shall be provided to the FirstEnergy Operating Companies and, except to the extent determined necessary for emergency or security reasons, such procedures shall be made available to the public. ATSI shall comply with its Operating Procedures in exercising its operational control over the facilities described above.

                  4. ATSI shall operate the Transmission System in such a way as to preserve the rights of parties to Third Party or Grandfathered Transmission Agreements.

                  5. ATSI shall be responsible for coordinating system operation with the applicable regional reliability councils and may join such councils as appropriate.

                  6. ATSI shall comply with any transmission operating obligations imposed by federal or state law or Regulatory Authorities which can no longer be performed solely by the FirstEnergy Operating Companies following transfer of ownership and operational control of its Transmission Facilities to ATSI, until such obligations are revised or changed.

                  7. ATSI shall take no action that would impair the safety and reliability of nuclear facilities, and shall take actions consistent with nuclear license conditions or requirements of the Nuclear Regulatory Commission ("NRC") imposed on the FirstEnergy Operating Companies.

         B.       FIRSTENERGY OPERATING COMPANIES' RESPONSIBILITIES.
                  --------------------------------------------------

                  1. The FirstEnergy Operating Companies shall own, operate, and maintain their Distribution Facilities in accordance with Good Utility Practice, and comply with the reasonable requests of ATSI with respect to such operation and maintenance issued in compliance with the Operating Procedures.

                  2. The FirstEnergy Operating Companies will operate their Distribution Facilities in such a way as to preserve the rights of parties to Third Party or Grandfathered Transmission Agreements.

     C. RETAINED RIGHTS OF THE FIRSTENERGY OPERATING COMPANIES. The FirstEnergy Operating Companies shall retain all rights of ownership in Distribution Facilities. Nothing in this Appendix B shall be deemed to restrict or prohibit access to the Transmission Facilities by the FirstEnergy Operating Companies, or those acting under their authority, in furtherance of this Agreement when such access does not affect the provision of transmission services. ATSI shall be notified promptly by the FirstEnergy Operating Companies should an event occur which results in unplanned outages of a transmission line or transformer.

III.     DETERMINATION OF AVAILABLE TRANSMISSION CAPABILITY AND TRANSMISSION
         -------------------------------------------------------------------
         SCHEDULING.
         -----------

     A. AVAILABLE TRANSMISSION CAPABILITY. ATSI shall determine the ATC consistent with the terms of the Transmission Tariff and this Agreement.

         1. ATSI shall review all data received from other control areas, independent transmission system operators, regional reliability councils, or other entities that impact ATC calculations.

         2. ATSI shall share data with other control areas, independent transmission system operators, regional reliability councils, or other entities with whom data must be exchanged, as requested, in order to determine ATC.

         3. ATSI shall determine the capacity, rating, control settings, and contingencies for all Transmission Facilities used to calculate ATC.

         B. TRANSMISSION SERVICE REQUESTS. ATSI shall receive and process all transmission service requests in accordance with the Transmission Tariff.

                  1. ATSI shall be responsible for conducting all System Impact Studies associated with a request for transmission service. The required analysis shall be coordinated between ATSI and the FirstEnergy Operating Companies as follows:

             a. ATSI shall provide sufficient information to representatives of the FirstEnergy Operating Companies to allow them to model load consequences of the requested service on Distribution Facilities.

             b. ATSI shall coordinate with FirstEnergy Operating Companies representatives when processing requests for service through Distribution Facilities.

             c. ATSI shall consult and with the FirstEnergy Operating Companies with respect to the installation of equipment which affects Distribution Facilities.

         2. Upon completion of any required System Impact Studies, ATSI shall be responsible for making the final determination as to the amount of firm and non-firm transmission capacity that is available under the Transmission Tariff, and for resolving requests for transmission service in accordance with the terms of the Transmission Tariff.

         3. When there is not adequate transmission capability to satisfy a transmission request, ATSI shall relieve or facilitate the relief of the transmission constraint consistent with the terms of the Transmission Tariff.

         4. ATSI shall be responsible for documenting all transmission service requests under the Transmission Tariff, the disposition of such requests, and any supporting data required to support the decision with respect to such requests.

     C. SCHEDULING TRANSMISSION SERVICE TRANSACTIONS. ATSI shall schedule all transmission service transactions involving the Transmission Tariff, as follows:

         1. ATSI shall schedule and curtail transmission service and schedule the allocation of losses and ancillary services in accordance with the Transmission Tariff.

         2. ATSI shall, in consultation with the FirstEnergy Operating Companies, develop and from time-to-time, amend when necessary, scheduling protocols ("Scheduling Protocols"). For the FirstEnergy Operating Companies' nuclear generating facilities, ATSI shall enter into written agreements, which define Scheduling Protocols, limitations, and restrictions necessary to ensure the availability of off site power to such facilities. The Scheduling Protocols shall not conflict with the provisions of the Transmission Tariff or requirements of Regulatory Authorities. All scheduling shall be performed in accordance with the Scheduling Protocols.

                  3. ATSI shall operate its control area for local generation control and economic dispatch purposes. In so doing, ATSI shall comply with the scheduling instructions issued pursuant to the Scheduling Protocols.

                  4. In performing its scheduling functions, ATSI shall ensure that the Transmission System is operated in compliance with applicable NERC, regional reliability council or successor organizations, and all other applicable operating reliability criteria.

                  5. ATSI shall inform representatives of the FirstEnergy Operating Companies of the approved schedules under the Transmission Tariff, and of any subsequent changes made thereto.

                  6. ATSI shall perform all inadvertent flow accounting for its control area and shall coordinate the performance of such accounting with other control areas.

IV.      ADMINISTRATION OF TRANSMISSION TARIFF.
         --------------------------------------

         A.       ATSI RESPONSIBILITIES.

                  1. ATSI shall be solely responsible for administering the Transmission Tariff.

                  2. ATSI shall negotiate as appropriate to develop reciprocal service, equitable tariff application, compensation principles, and any related arrangements.

                  3. ATSI shall cooperate with the FirstEnergy Operating Companies to ensure that the rates to wholesale customers charged for use of the FirstEnergy Operating Companies Distribution Facilities under the Transmission Tariff adequately compensate the FirstEnergy Operating Companies. ATSI shall, at the FirstEnergy Operating Companies' direction, file an application with FERC under

Section 205 of the Federal Power Act to establish or adjust the rates charged for use of FirstEnergy Operating Companies's Distribution Facilities in providing service under the Transmission Tariff.

         B. FIRSTENERGY OPERATING COMPANIES' RESPONSIBILITIES. The FirstEnergy Operating Companies shall provide transmission service for wholesale customers served at voltages below 69 kV through their Distribution Facilities as directed by ATSI to the extent necessary to provide service under the Transmission Tariff. The FirstEnergy Operating Companies shall provide the necessary information to support any filing made by ATSI at the FERC relating to the Distribution Facilities.

V.       SECURITY OF THE TRANSMISSION SYSTEM.
         ------------------------------------

         A.       GENERAL.

                  1. The security and reliability of the Transmission System shall be the responsibility of ATSI.

                  2. ATSI shall be responsible for operating its control area in a secure and reliable manner.

                  3. ATSI is hereby designated and shall be the Control Area Operator for the Transmission System. In this role, ATSI shall exercise security monitoring and emergency response functions, as described in more detail below.

         B.       SECURITY MONITORING.

                  1. ATSI shall periodically perform load-flow and stability studies of the Transmission System to identify and address security problems.

                  2. ATSI shall monitor its control area for system security. It shall be responsible for identifying and addressing local security problems. .

                  3. The FirstEnergy Operating Companies shall continuously provide ATSI with all data required to assess the security of the Transmission System consistent with NERC (or successor organizations) requirements, and consistent with regional requirements and the ATSI Standards of Conduct.

                  4. ATSI shall exchange necessary security information with other control areas, independent transmission system operators and regional reliability councils consistent with NERC (or successor organizations) requirements, with regional requirements and the ATSI Standards of Conduct.

                  5. ATSI shall monitor real-time data to determine whether any control areas are experiencing generation capacity deficiencies. If a generation capacity deficiency event threatens the security of the system, ATSI shall take appropriate action, including if necessary, ordering the shedding of firm load in accordance with operating agreements under the Transmission Tariff. Implementation of specific load shedding measures is the responsibility of the Transmission Customer.

         C.       EMERGENCY RESPONSE.

                  1. ATSI shall work with Transmission Customers, appropriate state agencies, NERC, regional reliability councils, and other security coordinators to develop regional security plans and emergency operating procedures.
                  2. ATSI shall, in coordination with Transmission Customers, appropriate state agencies, NERC, regional reliability councils, security coordinators, or other system operators, develop, and from time-to-time update, procedures for responding to emergencies (hereinafter the "Emergency Procedures").

                           a. The Emergency Procedures shall include procedures
for responding to specified critical contingencies.

                           b. ATSI shall continuously analyze issues that may
require the initiation of emergency response actions. Such analysis may be made at ATSI's initiative, or at the request of Transmission Customers, NERC, regional reliability councils, security coordinators, or other system operators. The Emergency Procedures shall be amended to include any changes or additions resulting from such analysis.

                  c. The Emergency Procedures shall make provision for system restoration including priority restoration of off-site power to nuclear generating facilities.

              3. ATSI shall direct the response to any emergency in the Transmission System pursuant to the Emergency Procedures. The Transmission Customers shall carry out the required emergency actions as directed by ATSI. ATSI will alert Transmission Customers to the possibility of load shedding and will provide as much advance notice as possible of the need to shed firm load.

VI.      ANCILLARY SERVICES.
         -------------------

         A. ATSI shall offer to provide all Ancillary Services as defined and required under the Transmission Tariff.

         B. ATSI may acquire the ancillary services required to be offered by the Transmission Tariff from the FirstEnergy Operating Companies or third parties, consistent with a least cost procurement strategy.

         C. ATSI will determine and obtain any black start service necessary to maintain the reliability of the Transmission System.

         D. The FirstEnergy Operating Companies, shall provide ancillary services to ATSI upon request. The charges for such ancillary services shall be in accordance with FERC approved rate schedules for the FirstEnergy Operating Companies.

VII.     TRANSMISSION AND GENERATION MAINTENANCE.
         ----------------------------------------

         A. PLANNED TRANSMISSION MAINTENANCE. ATSI is responsible for reviewing, establishing, and updating schedules for all planned maintenance of Transmission Facilities in the Transmission System.

                  1. ATSI shall establish its planned transmission maintenance schedules for a minimum of a rolling one year period. The planned maintenance schedules shall be updated monthly.

                  2. ATSI shall determine if, and the extent to which, such planned transmission maintenance affect transmission service, ATC, ancillary services, the security of the Transmission System, and any other relevant effects. This determination shall include appropriate analytical detail.

                  3. As part of its review process, ATSI shall identify planned transmission maintenance schedules that limit ATC and shall identify opportunities and associated costs for rescheduling planned maintenance to enhance ATC.

                  4. ATSI will coordinate planned outages of Transmission Facilities with the Transmission Customers . Transmission Customers will inform ATSI of all customer owned equipment outages that could impact loading on the Transmission System.

                  5. In developing its transmission maintenance schedule, ATSI will comply with all applicable reliability standards, including, but not limited to, the current maintenance practices of the FirstEnergy Operating Companies, will meet the FirstEnergy Operating Companies' requirements for access to ATSI Transmission Facilities, and will endeavor to minimize congestion.

         B. UNPLANNED AND EMERGENCY TRANSMISSION MAINTENANCE. ATSI shall coordinate unplanned transmission maintenance with Transmission Customers to assure that reliability of the Transmission System is maintained. For emergency conditions which are likely to result in significant disruption of service or damage to the Generation, Transmission, and Distribution Facilities, or are likely to endanger life, property or the environment, the FirstEnergy Operating Companies (to the extent responsible for performing said maintenance) shall notify ATSI of such emergency maintenance. Prior approval by ATSI for such emergency transmission maintenance is not required.

         C. GENERATION MAINTENANCE. The FirstEnergy Operating Companies shall coordinate the maintenance of Generating Facilities with ATSI to the extent such generation maintenance affects the transmission capability or transmission reliability of the Transmission System as follows:

                  1. The FirstEnergy Operating Companies' shall submit their planned generating unit maintenance schedules to ATSI annually for a two year period, updated for changes. A five year ahead schedule shall be submitted bi-annually.

                  2. ATSI shall analyze planned generating unit maintenance schedules to determine the effect on Transmission Customers, ATC, ancillary services, the security of the Transmission System, identification of must run units, and any other relevant effects. ATSI shall inform the FirstEnergy Operating Companies if its generation maintenance schedule is expected to have an impact on the security of the Transmission System.

                  3. As part of its review process, ATSI shall identify generating unit maintenance schedules that limit ATC and shall recommend opportunities for rescheduling planned maintenance to enhance ATC. If the FirstEnergy Operating Companies reschedule maintenance at ATSI's request, the FirstEnergy Operating Companies shall be compensated for additional costs associated with rescheduling such planned maintenance pursuant to procedures adopted by ATSI, and applied on a non-discriminatory basis to all similarly situated generation owners.

                  4. For all generators connected to the Transmission System, ATSI will enter into connection, and if necessary, must run agreements, which define coordinated operations and such other operating requirements as are necessary to ensure the safe and reliable of such generators with the Transmission System.

         D.       UNPLANNED GENERATION MAINTENANCE

                  The FirstEnergy Operating Companies shall notify ATSI promptly in the event of an unplanned outage of the Generation Facilities. This includes partial forced outages of Generation Facilities. The FirstEnergy Operating Companies will coordinate unplanned generation maintenance with ATSI to ensure that reliability of the Transmission System is maintained. For emergency conditions which are likely to result in significant disruption of service or damage to the Generation, Transmission, and

Distribution Facilities, or are likely to endanger life, property or the environment, the FirstEnergy Operating Companies shall notify ATSI of the emergency generation maintenance. Prior approval by ATSI for emergency generation maintenance is not required.

                                   APPENDIX C

                                AGENCY AGREEMENT


                  Through this Agreement ("Agency Agreement"), the FirstEnergy Operating Companies authorize ATSI to offer and provide transmission service over certain facilities as detailed below.

                                    RECITALS
         A. Upon FERC approval pursuant to Section 203 of the Federal Power Act, 16 U.S. C. section 824b and the transfer of ownership and operational control of Transmission Facilities in accordance with the Agreement, ATSI will own the Transmission Facilities identified in Appendix D. ATSI will provide open access transmission service across those facilities in accordance with a Transmission Tariff filed with FERC.

         B. The FirstEnergy Operating Companies will retain ownership of Distribution Facilities that may be used in part to provide transmission service to wholesale customers served at voltages below 69 kV under ATSI's Transmission Tariff.

         C. In order for ATSI to offer service to these customers , it is necessary that the FirstEnergy Operating Companies provide the authority to ATSI to provide the transmission and other services necessary to effectuate the Transmission Tariff.

         D. The FirstEnergy Operating Companies are entering into this Agency Agreement to authorize ATSI to act as their agent in the performance of its tariff administration duties with regard to Distribution Facilities used to provide service to wholesale customers served at voltages below 69 kV; to commit, where necessary, Distribution Facilities used to provide service to wholesale customers served at voltages below 69 kV as required for the performance of service agreements under the Transmission Tariff; to make rate filings with the FERC under Section 205 of the Federal Power Act; to bill and collect FERC approved rates on behalf of the FirstEnergy Operating Companies; and for other purposes as specified herein and in the Agreement.

                               TERMS OF AGREEMENT

1.       INCORPORATION OF TRANSMISSION TARIFF.

         1.1      INCORPORATION OF TRANSMISSION TARIFF INTO AGREEMENT

                  The Transmission Tariff, including each and every constituent part, is incorporated into this Agency Agreement as though set forth herein in its entirety. In the event of any conflict between any provision of this Agency Agreement and the Transmission Tariff, the Transmission Tariff shall control.

2.       APPOINTMENT OF ATSI AS AGENT

                  The FirstEnergy Operating Companies appoint ATSI as its agent to enter into service agreements in conformity with the Transmission Tariff on its behalf for transmission service to wholesale customers using Distribution Facilities to connect to the Transmission System. It is agreed that all such service agreements will bind the FirstEnergy Operating Companies to perform to the requirements and specifications of the Transmission Tariff and service agreements where appropriate. The FirstEnergy Operating Companies will cooperate with ATSI in developing the rate charged for use of their Distribution Facilities (Distribution Adder), and will provide the necessary support for any filing under Section 205 of the FPA made by ATSI to establish a rate for transmission service using Distribution Facilities.

3.       PERFORMANCE BY THE FIRSTENERGY OPERATING COMPANIES

                  The FirstEnergy Operating Companies agree to provide all services necessary or appropriate for performance under the Transmission Tariff, and service agreements thereunder, for wholesale transmission service using Distribution and Transmission Facilities. Upon ATSI's request, the FirstEnergy Operating Companies further agree to provide ATSI with all information necessary to permit ATSI to perform its tariff administration functions under the Transmission Tariff.

4. PAYMENT TO THE FIRSTENERGY OPERATING COMPANIES.
   -----------------------------------------------

                  ATSI will be responsible for billing and collection of all rates charged under the Transmission Tariff, including any Distribution Adder developed pursuant to this Agreement. ATSI shall distribute revenues collected from the Distribution Adder to the FirstEnergy Operating Companies.

5. EFFECTIVENESS, DURATION OF AGENCY AGREEMENT, AND WITHDRAWAL RIGHTS.
   -------------------------------------------------------------------

                  The Agency Agreement is effective on the Effective Date as defined in the Agreement. The Agency Agreement will terminate upon mutual agreement of ATSI and the FirstEnergy Operating Companies.

6. INTEGRATION AND AMENDMENT.
   --------------------------

                  This is an integrated agreement which contains all terms and conditions of agreement between the parties concerning the subject matter. Any prior or oral agreements concerning the subject matter not stated herein are superseded by this Agency Agreement. This Agency Agreement may be amended only by a writing executed by both Parties.

7. AUTHORITY.
   ----------
                  The Parties represent that the person executing this agreement on their behalf is authorized to execute this agreement and bind the Parties to its terms, and that such authorization has been made in compliance with all applicable laws, articles of incorporation, bylaws, and resolutions and in a manner that the authorization is binding upon the FirstEnergy Operating Companies and ATSI.


FIRSTENERGY OPERATING COMPANIES
         OHIO EDISON COMPANY
         PENNSYLVANIA POWER COMPANY

         THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
         THE TOLEDO EDISON COMPANY


-----------------------------------------
                  Signature

Title:
       ----------------------------------

Date:
       ----------------------------------

ATSI TRANSMISSION SYSTEMS, INC.


-----------------------------------------
                  Signature

Title:
       ----------------------------------

Date:
       ----------------------------------

                                   APPENDIX D

                    PRINCIPLES GUIDING THE DIVISION OF ASSETS
                   BETWEEN THE FIRSTENERGY OPERATING COMPANIES
                     AND AMERICAN TRANSMISSION SYSTEMS, INC.





1. American Transmission Systems, Inc. (ATSI), as a wholly owned subsidiary of FirstEnergy Corp., will purchase, own, and operate the FirstEnergy Operating Companies' Transmission Facilities currently operating at nominal voltages of generally 345 kV and 138 kV ("bulk transmission") and 69 kV facilities ("area transmission"). These facilities include Transmission lines (i.e., towers, poles, conductors) and Transmission substations.


2. Transmission substations provide transformation between portions of the bulk transmission system (e.g., 345-138 kV transformers) and between the bulk and area transmission systems (e.g., 138-69 kV transformers). ATSI will own all Transmission substations and transformers. Substations with common use/miscellaneous facilities providing both a Transmission (ATSI) function and a Distribution (FirstEnergy) function will be Transmission Facilities (i.e., primary transmission function) owned by ATSI if they meet one of the following conditions:

         (i) a substation bus with more than two 69 kV or higher network sources; (exception being customer substations with revenue metering on each supply)

         (ii) a substation bus with one or more 69 kV or higher line network sources and a connection (through transformation) to a higher voltage system;

         (iii)    a direct interconnection to another transmission system.

         All other substations will be Distribution Facilities owned by the FirstEnergy Operating Companies. The primary purpose of the designation as a Transmission (ATSI) versus a Distribution (FirstEnergy) substation is to allocate the cost of the common use facilities (e.g, control buildings). Both ATSI and the FirstEnergy Operating Companies may own major equipment within each Transmission substation.


3. All voltage control devices (e.g., fixed and switched capacitors, reactors, synchronous condensers, static VAR controllers) and power flow control devices directly connected to the Transmission System will be owned by ATSI. Transmission voltage control devices (rated 69 kV and higher) and located in FirstEnergy Operating Companies' Distribution substations will be owned by ATSI, although the remainder of the Distribution substation will be owned by FirstEnergy Operating Companies.


4. ATSI will own Transmission lines providing connections to Generation Facilities. ATSI will also
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         own the Step Up (plant) Substations at Generation Facilities. The
         FirstEnergy Operating Companies will own the Generator Step Up Transformers, terminating facilities providing the connection for the Generation Facilities to the Step Up Substations, including terminating connections which provide alternative power supply to the Generation Facility, and all generation plant and auxiliary facilities.

5. ATSI will own the radial taps from the Transmission System that are 69 kV and above, excluding the facilities establishing the final circuit connection to substations providing transformation or other connection to Distribution Facilities or retail customers. For example, in the case of a radial 138 kV supply to a 138-12.47 kV substation, the radial line section up to the point of the final circuit connection to the 138-12.47 kV substation will be owned by ATSI. The FirstEnergy Operating Companies will own the final circuit connection to the Distribution substation. The final circuit connections described above are Distribution Facilities.

6. For looped transmission system supply configurations, ATSI ownership will also exclude the final connection to Distribution substations providing transformation or other connection to assets not owned by ATSI. For example, in the case of a loop supply to a 138-12.47 kV substation, the final circuit connections providing the loop supply to the 138-12.47 kV substation will be owned by the FirstEnergy Operating Companies. The final circuit connections will be Distribution Facilities owned by the FirstEnergy Operating Companies.


7. The FirstEnergy Operating Companies currently owns three mobile substations/transformers where there is a choice of two low side windings/taps: two with a choiceof 69 kV or 23 kV, and one with a choice of 69 kV or 34.5 kV. One of these mobile tranformers will be transferred to ATSI .

8. All mobile capacitor banks 69 kV or higher are Transmission Facilities and will be owned by ATSI.

9. ATSI will own the System Control Center facility and equipment in Wadsworth, Ohio, not including the associated land and land rights. The FirstEnergy Operating Companies will pay ATSI for use of the System Control Center. ATSI will pay Cleveland Electric Illuminating Company
         (CEI) for the use of the System Operation Center (SOC) in Brecksville, Ohio until such time that use for transmission-related functions is no longer needed. The FirstEnergy Operating Companies (CEI) will retain ownership of the SOC.

10. The FirstEnergy Operating Companies will continue to own all land, easements, franchises, and other rights which they have or have upon, under or over which Transmission Facilities are located on the Transfer Date. The land, easements, franchises, and other rights associated with these Transmission Facilities will be leased by ATSI from the FirstEnergy Operating Companies pursuant to a Ground Lease.

11. All equipment spares for Transmission Facilities will be owned by ATSI. All spare parts and equipment spares for Distribution Facilities will be owned by the FirstEnergy Operating Companies.